EXHIBIT 10.5


                                October 31, 2006

Mr. Mark D. Woodburn
809 Dominion Drive
Southlake, Texas  76092

         Re:  Consulting Terms
              ----------------

Dear Mark:

         We are pleased to set forth the terms and conditions of your engagement with Natural Health Trends Corp. (the "Company"). We look forward to your assistance towards the execution of our business plan.

         Consulting

         Subject to the terms of this Agreement, commencing on October 31, 2006 (the "Commencement Date"), you will be engaged as a consultant to the Company for a one (1) year period (the "Consulting Term"). You will report directly to the Company's Chief Executive Officer and will assist the Company with respect to general administration, accounting, finance and strategic planning.

         Fees; Expenses

         During the Consulting Term, you will be paid a monthly fee of $17,000 per month and you will be responsible for payment of all taxes and social security payments. You will also be reimbursed for bona fide business related expenses incurred by you approved in advance in writing by the Company's Chief Executive Officer. You will be paid on the 1st day of each month and payment will be made to MDW Capital, Inc., 809 Dominion Drive, Southlake, Texas 76092.

         Termination; Payments

         You will be entitled to Subsequent Payments (as hereinafter defined) only if the Company terminates your engagement without Cause (as hereinafter defined). However, in order to receive any Subsequent Payments you must execute and deliver to the Company a full general release of all claims against the Company and its affiliates in form and substance satisfactory to the Company. During the Severance Period (as hereinafter defined), if you elect to engage in a Competitive Activity (as defined in that certain Restricted Activity and Proprietary Rights Assignment Agreement dated as of the date hereof between the Company and you (the "Restricted Activity Agreement")), you shall notify the Company not less than five (5) business days prior to the commencement by you of any Competitive Activity.

         As used herein, the term (a) "Subsequent Payments" shall mean the continuation of the payment of your monthly fee through the remainder of the Consulting Term (the "Severance Period"), or until such earlier date on which you (i) breach the terms and conditions of that certain agreement dated the date hereof among the Company, Terry LaCore and you, or any of the other Transaction Documents (as defined therein) (each, a "Severance Payment Termination Event), or (ii) the date on which you engage in any Competitive Activity, other than pursuant to a Permitted Consulting Arrangement (as defined in the Restricted Activity Agreement); and (b) "Cause" shall include, without limitation, the following (if such "Cause" is not cured within ten (10) days following written notice thereof.): (i) failure or neglect by you to perform the duties described herein or otherwise assigned to you by the Company's Chief Executive Officer;
(ii) your failure to obey orders given by the Company or your supervisors; (iii) your misconduct in connection with the performance of any of your duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject; (iv) your commission of an act involving moral turpitude, dishonesty, theft or unethical business conduct, or conduct which impairs or injures the reputation of, or harms, the Company; (v) your disloyalty, including without limitation, aiding a competitor or accepting payment from Company suppliers, distributors, employees, or agents; (vi) your failure to devote your best efforts to the Company's business and affairs; (vii) except in connection with your providing consulting services pursuant to a Permitted Consulting Arrangement, your failure to work primarily for the Company; (viii) your failure to fully cooperate in any investigation by the Company; (ix) your breach of this Agreement or Company rules; (x) any other act of misconduct by you that could reasonably be expected to have a material adverse effect on the Company, its business, prospects or reputation; (xi) your abuse of alcohol or other drugs or controlled substances; or (xii) your resignation.

         Restricted Activity and Confidentiality Agreement

         Simultaneously herewith, you will enter into the Restricted Activity Agreement.

         Consulting

         For all purposes, you shall be deemed to be an independent contractor, and not an employee, agent or partner of, or joint venturer with, the Company. Accordingly, you shall not be entitled to any rights or benefits to which any employee of the Company or any of its affiliates may be entitled. The Company shall not withhold any amounts on account of any withholding or employment taxes from any payments to you under this Agreement, and it shall be your sole responsibility to report and pay all applicable income taxes on all such payments. Further, you will not be entitled to bind the Company in any manner, manage the business or affairs of the Company, or serve as the Company's agent or representative. Either you or the Company may terminate the relationship at any time upon written notice to the other party. You may not assign this Agreement without the prior written consent of the Company.

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

         Please indicate your acceptance and agreement with the terms of this letter by signing below in the space provided and by signing the Restricted Activity and Proprietary Rights Assignment Agreement.


                                       Sincerely,


                                       NATURAL HEALTH TRENDS CORP.


                                       By: /s/ STEPHANIE S. HAYANO
                                           -------------------------------------
                                           Name:  Stephanie S. Hayano
                                           Title: Chief Executive Officer and
                                                  President


Agreed to and Accepted:


/s/ MARK D. WOODBURN
--------------------------
Mark D. Woodburn

October 31, 2006

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